AGREEMENT AND PLAN OF MERGER

among

NU SKIN INTERNATIONAL, INC.

a Utah corporation

PHARMANEX LICENSE ACQUISITION CORPORATION

a Utah corporation and a wholly-owned

subsidiary of Nu Skin International, Inc.

CARODERM, INC.

a Utah corporation

and

CERTAIN SHAREHOLDERS OF CARODERM, INC.

Dated as of

March 7, 2006

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of March 7, 2006 by and among Nu Skin International, Inc., a Utah corporation (“Parent”), Pharmanex License Acquisition Corporation, a Utah corporation and a wholly-owned subsidiary of Parent (“Purchaser”), Caroderm, Inc., a Utah corporation (“Caroderm”), and the following shareholders of Caroderm: E. Dallin Bagley, Werner Gellermann and Paul S. Bernstein (such shareholders collectively, the “Shareholders”). Reference is made to Article IX for the definitions of certain terms used in this Agreement.

        In consideration of the mutual agreements contained in this Agreement, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the parties agree as follows:

ARTICLE I
THE MERGER

        1.1         The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Caroderm will be merged with Purchaser (the “Merger”) in accordance with the provisions of the Revised Business Corporation Act of the State of Utah (the “Utah Act”). Following the Merger, the Purchaser will continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Caroderm will cease. Caroderm and Purchaser are sometimes referred to collectively herein as the “Constituent Corporations.”

        1.2         The Closing. The closing of the Merger contemplated by this Agreement (the “Closing” or “Closing Date”) will take place upon execution of this Agreement by each of the parties hereto.

        1.3         Effective Time. According to the terms of this Agreement, on the Closing Date (or on such other date as the parties may agree), Caroderm and Purchaser will file with the Utah Division of Corporations and Commercial Code (the “Utah Division”) appropriate articles of merger (the “Articles of Merger”) and make all other filings or recordings required by the Utah Act in connection with the Merger. The Merger will be consummated on the later of the date on which the Articles of Merger have been filed with the Utah Division or such time as is agreed upon by the parties and specified in the Articles of Merger. The time the Merger becomes effective in accordance with the Utah Act is referred to in this Agreement as the “Effective Time.”

        1.4         Effects of the Merger. The Merger will have the effects set forth in this Agreement and Section 16-10a-1106 of the Utah Act. Without limiting the generality of the foregoing, as of the Effective Time, the Surviving Corporation will succeed to all the properties, rights, privileges, powers, franchises and assets of the Constituent Corporations, and all debts, liabilities and duties of the Constituent Corporations will become debts, liabilities and duties of the Surviving Corporation.

        1.5         Organizational Documents. At the Effective Time, the articles of incorporation and bylaws of Purchaser (as in effect immediately prior to the Effective Time) will become the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with their respective terms and the Utah Act.

        1.6         Directors and Officers. The directors and the officers of Purchaser at the Effective Time will be the initial directors and officers of the Surviving Corporation and will hold office from the Effective Time in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

         1.7          Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of Caroderm, Parent or Purchaser:

1.7.1 Merger Consideration. Each of the shares of Caroderm’s capital stock (other than any Dissenting Shares) issued and outstanding immediately prior to the Effective Time (such aggregate number of common shares, the “Caroderm Shares”) will be converted into the right to receive cash in an aggregate amount equal to the Per Share Merger Consideration. The “Per Share Merger Consideration” shall consist of the aggregate cash sum of Four Million Dollars ($4,000,000), subject to the Holdback (the “Merger Consideration”), divided by the Caroderm Shares.

1.7.2 Conversion of Shares of Purchaser. Each issued and outstanding share of capital stock of Purchaser shall be converted into one share of common stock of the Surviving Corporation.

        1.8         Funding of Holdback. At the Closing, Parent shall deduct Two Million Dollars ($2,000,000) from the Merger Consideration and withhold such amount for future distribution in accordance with the provisions of Section 7.3.3. Such amount shall be withheld, on a pro rata basis, from the Merger Consideration otherwise deliverable to Caroderm’s shareholders on delivery of their Caroderm Stock Certificates in accordance with Section 2.1.

ARTICLE II
PAYMENT

        2.1         Surrender of Caroderm Stock Certificates. From and after the Effective Time, each holder of a stock certificate that immediately prior to the Effective Time represented outstanding Caroderm Shares (a “Caroderm Stock Certificate”) will be entitled to receive in exchange therefor, upon surrender thereof to Parent, the Per Share Merger Consideration into which the Caroderm Shares evidenced by such Caroderm Stock Certificate were converted pursuant to the Merger. No interest will be payable on the Per Share Merger Consideration to be paid to any holder of a Caroderm Stock Certificate irrespective of the time at which such Caroderm Stock Certificate is surrendered for exchange.

        2.2         Caroderm Stock Certificate Surrender Procedures; Transmittals. No later than five (5) business days after the Effective Time, Caroderm will have mailed to each record holder of a Caroderm Stock Certificate a letter of transmittal in a form mutually agreeable to the parties, including instructions for use in effecting the surrender of Caroderm Stock Certificates for the Per Share Merger Consideration to which such holder is entitled. Upon the surrender to Parent of a Caroderm Stock Certificate together with a duly executed and completed letter of transmittal and all other documents and other materials required by Parent to be delivered in connection therewith, following the Effective Time, the holder will be entitled to receive the aggregate Per Share Merger Consideration into which the Caroderm Stock Certificate so surrendered has been converted in accordance with the provisions of this Agreement. Until so surrendered, each outstanding Caroderm Stock Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the aggregate Per Share Merger Consideration into which the Caroderm Shares represented by such Caroderm Stock Certificate have been converted in accordance with the provisions of this Agreement.

        2.3         Transfer Books. The stock transfer books of Caroderm will be closed at the Effective Time, and no transfer of any Caroderm Shares will thereafter be recorded on any of the stock transfer books. In the event of a transfer of ownership of any Caroderm Shares prior to the Effective Time that is not registered in Caroderm’s stock transfer records at the Effective Time, the Per Share Merger Consideration into which such Caroderm Shares have been converted in the Merger will be paid to the transferee in accordance with the provisions of Section 2.2 only if the Caroderm Stock Certificate is surrendered as provided in Section 2.2 and accompanied by all documents required to evidence and effect such transfer (including evidence of payment of any applicable stock transfer taxes).

        2.4         Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, Caroderm Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with all of the relevant provisions of Section 16-10a-1301 et. seq. of the Utah Act regarding appraisal for such shares (“Dissenting Shares”), will not be converted into a right to receive the Per Share Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares under the provisions of the Utah Act, will receive payment thereof from the Surviving Corporation and such Dissenting Shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist.

        2.5         Lost Caroderm Stock Certificates. If any Caroderm Stock Certificate has been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to Parent) of that fact by the person making such a claim, Parent will deliver in exchange for the affidavit representing such lost, stolen or destroyed Caroderm Stock Certificate the Per Share Merger Consideration pursuant to Section 2.2.

        2.6         No Rights as Stockholder. From and after the Effective Time, the holders of Caroderm Stock Certificates will cease to have any rights as a stockholder of the Surviving Corporation except as otherwise expressly provided in this Agreement or by applicable Laws, and Parent will be entitled to treat each Caroderm Stock Certificate that has not yet been surrendered for exchange solely as evidence of the right to receive the aggregate Per Share Merger Consideration to which such holder is entitled.

        2.7         Escheat. Neither Parent, Purchaser nor Caroderm will be liable to any former holder of Caroderm Shares for any portion of the Per Share Merger Consideration delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law. In the event any Caroderm Stock Certificate has not been surrendered for the Merger Consideration prior to the sixth anniversary of the Closing Date, or prior to such earlier date as of which such Caroderm Stock Certificate or the Per Share Merger Consideration payable upon the surrender thereof would otherwise escheat to or become the property of any Governmental Entity, then the Per Share Merger Consideration otherwise payable upon the surrender of such Caroderm Stock Certificate will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all rights, interests and adverse claims of any person.

        2.8         Accounting. Upon the request of any Shareholder, but not more often than once in any six-month period, Parent shall provide to the Shareholders an accounting of all payments of Merger Consideration to holders of the Caroderm Shares.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent or Purchaser, as set forth below, hereby represents and warrants to Caroderm and the Shareholders as follows:

        3.1         Corporate Organization; Officers and Directors. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has full corporate power and authority to carry on its business as now conducted. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has full corporate power and authority to carry on its business as now conducted. Parent directly owns and has power to vote all of the outstanding capital stock of Purchaser. Purchaser was formed for the purpose of effecting the Merger and has not conducted, and will not conduct, any business prior to the Effective Time other than that which is necessary to effectuate the Merger.

        3.2         Authority Relative to this Agreement; No Violation.

3.2.1 Authority. Each of Parent and Purchaser has the corporate power to enter into this Agreement, to carry out its obligations hereunder, to perform and comply with all the terms and conditions hereof to be performed and complied with by it, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance and compliance with all the terms and conditions hereof to be performed and complied with, and the consummation of the transactions contemplated hereby, by Parent and Purchaser have been duly authorized by all requisite corporate action on the part of each of Parent and Purchaser. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and is the legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of them in accordance with its terms. Any reference in this Article III to an agreement being “enforceable” shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and similar laws affecting creditors’ rights and remedies generally, and (ii) the availability of specific performance, injunctive relief and other equitable remedies, regardless of whether enforcement is sought in a proceeding at law or in equity.

3.2.2 Compliance with Organizational Documents and Laws. Neither the execution and delivery of this Agreement by Parent and Purchaser, the performance and compliance by Parent and Purchaser of and with the terms and conditions hereof to be performed and complied with by Parent and Purchaser, nor the consummation by Parent and Purchaser of the transactions contemplated hereby will (i) violate, conflict with or result in a breach of, any provision of the Organizational Documents of Parent or Purchaser or (ii) assuming that the approvals referred to in Section 3.3 are obtained, (A) violate, conflict with or result in a breach of any Law applicable to Parent or Purchaser or any of the respective properties or assets of Parent or Purchaser, which violation, conflict or breach is material to Parent or Purchaser or could prevent or materially delay Parent or Purchaser from consummating the transactions contemplated hereby.

        3.3         Consents and Approvals. There are no consents, approvals or authorizations of or designations, declarations or filings with any Governmental Entities or any other person on the part of Parent required for the validity of the execution and delivery by Parent and Purchaser of this Agreement or the performance and compliance by them of and with the terms and conditions of this Agreement to be performed and complied with by them or the consummation of the transactions contemplated hereby, other than (i) the filing of the Articles of Merger in accordance with the Utah Act, (ii) compliance with any applicable requirements of the Securities Act and the Exchange Act and (iii) such actions as may be required under any applicable state securities or blue sky laws.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CARODERM AND THE SHAREHOLDERS

        Except as set forth on the Disclosure Schedule, Caroderm and the Shareholders, jointly and severally, hereby represent and warrant to Parent and Purchaser as follows:

        4.1         Organization and Qualification. Caroderm is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has full corporate power and authority to carry on its business as now being conducted. Caroderm is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction wherein the character of its properties owned or leased or the nature of its activities makes such qualification legally required, except where the failure to be so qualified would not, taken together, have a Material Adverse Effect. Copies of the Caroderm Organizational Documents, as in effect on the date hereof, including all amendments thereto, have been previously delivered by Caroderm to Parent. Caroderm’s current and former officers and/or directors consist exclusively of the Shareholders and Robert McClane.

        4.2         Capitalization. There are 10,000,000 duly authorized shares of Caroderm common stock, no par value, of which 2,025,946 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Caroderm have been duly authorized and are validly issued, fully paid, and nonassessable. Section 4.2 of the Disclosure Schedule sets forth the name of each holder of Caroderm Shares and the number of Caroderm Shares held by such holder. There are no outstanding options, warrants, calls, stock appreciation rights or other rights, or convertible debt or security, or any share reserved for issuance or any arrangement, subscription agreement, plan, or commitment, relating to the issued (including treasury stock) or unissued capital stock or other securities of Caroderm granted or made by Caroderm or to which Caroderm is a party. Caroderm has no option, equity incentive or similar plan. Caroderm is not a party or subject to any agreement or understanding and, to the Knowledge of Caroderm or the Shareholders, other than in connection with this Agreement, there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any securities of Caroderm or the voting by any director or shareholder of Caroderm. No shareholder of Caroderm or any Affiliate thereof is indebted to Caroderm, and Caroderm is not indebted to any of its shareholders or any Affiliate thereof. Caroderm is not under any contractual or other obligation to register any of its presently outstanding securities or any of its securities that could have been issued in the future. There are no rights of refusal, co-sale rights or registration rights granted by Caroderm with respect to any of Caroderm’s capital stock. Each shareholder of Caroderm that is an individual is either a citizen or a resident of the United States and, in either case, is not subject to federal backup withholding taxes.

        4.3         Subsidiaries. Caroderm has no subsidiaries. Caroderm does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

        4.4          Authority Relative to this Agreement; No Violation; Consents.

4.4.1 Authority; Approval; Due Execution. Caroderm has the corporate power to enter into this Agreement, to carry out its obligations hereunder, to perform and comply with all the terms and conditions hereof to be performed and complied with by it, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Caroderm, the performance and compliance with all the terms and conditions hereof to be performed and complied with by Caroderm, and the consummation by Caroderm of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Caroderm, including approval of the Merger by the holders of at least ninety-six percent (96%) of the Caroderm Shares. The approval by the holders of such percentage of Caroderm Shares, voting together as a single class, is sufficient to approve the Merger in accordance with the requirements of the Utah Act and Caroderm’s Organizational Documents. The Board of Directors of Caroderm, by unanimous written consent effective February 17, 2006, (i) determined that this Agreement, the Merger and the transactions contemplated thereby are advisable and in the best interests of holders of Caroderm Shares, and (ii) resolved to recommend to holders of Caroderm Shares that such holders approve and adopt the Merger and this Agreement. This Agreement has been duly and validly executed and delivered by Caroderm and is a legal, valid and binding obligation of Caroderm enforceable against Caroderm in accordance with its terms. Any reference in this Article IV to an agreement being “enforceable” shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and similar laws affecting creditors’ rights and remedies generally, and (ii) the availability of specific performance, injunctive relief and other equitable remedies, regardless of whether enforcement is sought in a proceeding at law or in equity.

4.4.2 Compliance with Organizational Documents and Laws. Except as disclosed in Section 4.4.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement by Caroderm, the performance and compliance by Caroderm of and with the terms and conditions hereof to be performed and complied with by it, nor the consummation by Caroderm of the transactions contemplated hereby will: (i) violate, conflict with or result in a breach of, any provision of the Organizational Documents of Caroderm; or (ii) assuming that the approvals referred to in Section 4.6 are obtained, (A) violate, conflict with or result in a breach of any Law applicable to Caroderm or any of the properties or assets of Caroderm, which violation, conflict or breach is material to Caroderm or could prevent Caroderm from consummating the transactions hereby or (B) violate, conflict with, result in a breach of, result in the impairment of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in the creation or imposition of any Lien upon any of the properties or assets of Caroderm under, or require any consent, approval, waiver, exemption, amendment, authorization, notice or filing under, any of the terms, conditions or provisions of, any Material Contract to which Caroderm is a party or by which any of its properties or assets may be bound or affected, except for Liens created by or through Parent or Purchaser.

        4.5         Financial Statements, Financial Condition and Books and Records of Caroderm.

4.5.1 Caroderm Financial Statements. Caroderm has delivered to Purchaser the following financial statements (all such financial statements collectively, the “Financial Statements”): (i) the unaudited consolidated balance sheet of Caroderm and the related unaudited consolidated statement of cash flows as of and for the years ended December 31, 2005, December 31, 2004 and December 31, 2003, and the unaudited consolidated statement of operations and shareholders’ equity as of and for the years ended December 31, 2005, December 31, 2004 and December 31, 2003; and (ii) the unaudited consolidated balance sheet of Caroderm (the “Most Recent Balance Sheet”), and the related unaudited consolidated statement of cash flows as of and for the month ended January 31, 2006 and the unaudited consolidated statement of operations and shareholders’ equity as of and for the month ended January 31, 2006 (such preceding financial statements collectively, the “Most Recent Financial Statements”). The Financial Statements are true and correct, have been prepared consistently from year to year and, with respect to statements of operations and cash flows, present fairly in all material respects the results of operations of Caroderm for the respective periods covered, and with respect to balance sheets, present fairly in all material respects the consolidated financial condition of Caroderm as of their respective dates; provided however that the Most Recent Financial Statements are subject to year-end adjustments which will not be material. Section 4.5.1 of the Disclosure Schedule sets forth all of Caroderm’s liabilities and indebtedness.

4.5.2 Books and Records. The books of account, minute books, stock record books, and other records of Caroderm that have been provided to Parent are complete and correct in all material respects. The minute books of Caroderm contain accurate records of all corporate action taken by Caroderm’s shareholders, its Board of Directors, and the committees of its Board of Directors. At the Effective Time, all of those books and records will be in the possession of the Surviving Corporation. Caroderm maintains appropriate and sufficient financial records that allow it to properly and completely prepare the Financial Statements and other financial reports.

        4.6         No Consents. There are no consents, approvals or authorizations of or designations, declarations or filings with any Governmental Entities or any other person on the part of Caroderm required for the validity of the execution and delivery by Caroderm of this Agreement or the performance and compliance by it of and with the terms and conditions of this Agreement to be performed and complied with by it or the consummation of the transactions contemplated hereby, other than as set forth in Section 4.6 of the Disclosure Schedule.

        4.7         Absence of Material Changes or Events. Except as disclosed in Section 4.7 of the Disclosure Schedule, since the date of the Most Recent Balance Sheet, Caroderm has conducted its business only in the ordinary course, and since the date of the Most Recent Balance Sheet, there has been no Material Adverse Effect on Caroderm’s business, assets or operations. Except as referred to in this Agreement or as disclosed in Section 4.7 of the Disclosure Schedule, Caroderm has not entered into or agreed to enter into any transaction, agreement or commitment, suffered the occurrence of any event or events or experienced any change in financial condition, business, results of operations or otherwise that, in the aggregate, has (i) interfered with its normal and usual operations of the business or business prospects of the business or (ii) resulted in a Material Adverse Effect on its business, assets, operations, prospects or condition (financial or other) or could reasonably be expected to have such a Material Adverse Effect.

        4.8         Taxes and Tax Returns. Except as set forth in Section 4.5.1 of the Disclosure Schedule, Caroderm has filed all federal, state and local Tax and information returns which are required to be filed by it and such returns are true and correct. Except as set forth in Section 4.5.1 of the Disclosure Schedule, Caroderm has paid all Taxes, interest and penalties, if any, reflected in such Tax returns or otherwise due and payable by it. Caroderm has no Knowledge of any material additional assessments or any basis therefor. The reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the balance sheet of Caroderm as of the Most Recent Balance Sheet accurately reflects all liabilities of Caroderm for such Taxes or other governmental charges. Except as set forth in Section 4.5.1 of the Disclosure Schedule, Caroderm has withheld or collected from each payment made to its employees and other service providers the amount of all Taxes required to be withheld or collected therefrom and has paid over such amounts to the appropriate taxing authorities. Any Tax deficiencies proposed as a result of any governmental audits have been paid or settled, there are no present disputes or audits as to Taxes payable by Caroderm and, to Caroderm’s Knowledge, no such additional Taxes or audits have been proposed or threatened.

        4.9         Employees.

4.9.1 Agreements; Benefit Plans. Caroderm does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to or incurred any obligation or liability under any pension, retirement, profit-sharing, life, health, accident or other employee benefit plan, practice, policy or arrangement, including, but not limited to, any employee benefit plan within the meaning of Section 3(3) of ERISA. No other Person that is treated as a single employer with Caroderm under Section 414(b), (c), (m) or (o) of the Code has ever maintained, sponsored or contributed to any employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code.

4.9.2 Employees; Compensation. Section 4.9.2 of the Disclosure Schedule sets forth a true and correct list of all of Caroderm’s employees, together with each employee’s annual rate of compensation (including all bonus amounts paid to such employees since December 31, 2004). Except as set forth in Section 4.9.2 of the Disclosure Schedule: (i) as of the date of this Agreement, no officer or employee of Caroderm has obtained any binding and effective commitment of Caroderm to pay to him or her any amounts following the Effective Date (other than amounts owed to any such employee for services rendered during the normal pay period ending on or prior to the Closing Date), (ii) Caroderm is not obligated to provide health or welfare benefits to retirees or other former employees of Caroderm or any other employer, or their dependents, (iii) Caroderm is not a party to any collective bargaining agreement or other labor agreement with any union or labor organization or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment, and (iv) there is no strike, dispute, slowdown, work stoppage or lockout pending against or involving Caroderm. Included in Section 4.9.2 of the Disclosure Schedule is a list of all employees and officers of Caroderm for which Caroderm does not have such a nondisclosure agreement. To the Knowledge of Caroderm or the Shareholders, no employee (or person performing similar functions) of Caroderm is in violation of any such agreement or any employment agreement, noncompetition agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with Caroderm or any other party. All employees of Caroderm are employed on an “at will” basis, and are eligible to work and are lawfully employed in the United States. Except as contemplated herein and except as disclosed on Section 4.9.2 of the Disclosure Schedule, no officer or employee has a right to severance benefits or other payouts as a result of the transactions contemplated hereby. Section 4.9.2 of the Disclosure Schedule sets forth the practice of Caroderm with respect to payment of severance benefits to terminated employees.

        4.10         Broker’s Fees. Neither Caroderm nor any of its officers or directors has employed any broker, finder or investment banker or incurred any liability for any broker’s fees, financial advisory fees, investment banker’s or finder’s fees in connection with any of the transactions contemplated by this Agreement.

        4.11         Litigation. Except as set forth in Section 5.4 of this Agreement, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental agency or authority or arbitration tribunal by which Caroderm is bound, or to which any of its assets, properties, securities or businesses is subject. As of the date hereof there are no actions, suits, claims, legal, administrative or arbitral proceedings or investigations, pending or, to the Knowledge of Caroderm or the Shareholders, threatened against Caroderm or any of its assets or properties.

        4.12         Authorizations; Compliance with Laws. Caroderm holds all authorizations, permits, licenses, variances, exemptions, orders and approvals required by Governmental Entities for the lawful conduct of its business taken as a whole, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party (the “Permits”), except for such authorizations, permits, licenses, variances, exemptions, orders and approvals which the failure to hold, taken together, would not have a Material Adverse Effect. Caroderm is in compliance with the terms of the Permits except where the failure to be in such compliance will not, taken together, have a Material Adverse Effect. Caroderm is and has been in compliance with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business, to its employees, or to its property, except where the failure to comply would, individually or in the aggregate, not have a Material Adverse Effect. Caroderm has not received any written notification of any asserted present or past unremedied material failure by Caroderm to comply with any of such laws, rules, ordinances, decrees or orders.

        4.13         Absence of Defaults. Caroderm is not in default under or in violation of any provision of its Organizational Documents, or in material default or violation of any Material Contract and, to the Knowledge of Caroderm or the Shareholders, no event has occurred which, with notice, lapse of time and/or action by a third party, would constitute or result in such a default or violation, except where such default or violation would not have a Material Adverse Effect.

        4.14         Material Contracts. Except as set forth in Section 4.14 of the Disclosure Schedule, as of the date of this Agreement, Caroderm is not a party to any of the following (the “Material Contracts”). True copies of such Material Contracts, including all amendments and supplements thereto, have been delivered to Parent:

4.14.1 any contract or agreement with any current or former officer, director, or principal stockholder, or any partnership, corporation, limited liability company, joint venture, or other entity with which any such person is an Affiliate;

4.14.2 any contract or agreement with any labor union or association representing any employee;

4.14.3 any indenture, mortgage, promissory note, loan agreement or other agreement or commitment for the borrowing of money or for a line of credit;

4.14.4 any lease, sublease or other agreement pursuant to which it is a lessee of or holds or operates any real or personal property owned by any third party;

4.14.5 any option or other executory agreement or other agreement with remaining obligations thereunder to purchase or acquire any interest in assets or property other than in the ordinary course of business;

4.14.6 any option or other executory agreement or other agreement with remaining obligations thereunder to sell or dispose of any interest in assets or property other than in the ordinary course of business;

4.14.7 any contract or agreement relating to joint ventures or similar arrangements by which the assets, properties, rights, or business is affected;

4.14.8 any license of rights of or by Caroderm;

4.14.9 any contract or agreement which could reasonably be expected to result in a payment by Caroderm;

4.14.10 any contract or agreement under which Caroderm has the obligation to issue or sell any security;

4.14.11 any contract or agreement under which Caroderm currently provides, or may, in the future, provide services or currently sells or distributes or may, in the future, sell or distribute any products to others;

4.14.12 any employment agreement, whether express or implied, or any other agreement for services that contains severance or termination pay liabilities or obligations; and

4.14.13 any Material Contract that contains a noncompetition or exclusivity agreement or other arrangement that would prevent Caroderm from carrying on its business as currently conducted anywhere in the world.

        4.15         Insurance Policies. Caroderm has no insurance policies.

      4.16         Intellectual Property.

4.16.1 Caroderm Intellectual Property. Section 4.16.1 of the Disclosure Schedule sets forth an accurate and complete list of all United States and foreign (a) patents, patent rights, patent applications, and continuing (continuation, divisional, or continuation-in-part) applications, re-issues, extensions, renewals, and re-examinations thereof and patents issued thereon (“Patents”); (b) registered and material unregistered trademarks and service marks, trademark and service mark rights, trade names, and domain names (“Marks”); (c) registered and material unregistered copyrights; (d) trade secrets and inventions, whether patentable or unpatentable; (e) other intellectual, industrial, or proprietary rights; (f) pending applications for and registrations of any of the foregoing; and (g) license rights to any of the foregoing (collectively “Intellectual Property”); that are owned by Caroderm (the “Caroderm Intellectual Property”).

4.16.2 Sublicenses or Other Liens. Except as set forth in Section 4.16.2 of the Disclosure Schedule, Caroderm has not granted any licenses, sublicenses, or other rights under or to, nor do any other Liens exist upon, any of the Caroderm Intellectual Property, including but not limited to that certain Patent License Agreement that was entered into between the University of Utah Research Foundation, a Utah non-profit corporation (the “University”), and Spectrotek, L.C. and was subsequently assigned to Caroderm (the “Caroderm Patent License”).

4.16.3 Adverse Claims Regarding Ownership and Validity of Patent Rights. Except as set forth in Section 4.16.3 of the Disclosure Schedule, neither Caroderm nor any Shareholder has Knowledge of any claim (a) challenging the University’s ownership of the patent(s) licensed to Caroderm under the Caroderm Patent License or suggesting that any other Person has any claim of legal or beneficial ownership with respect to those Patent(s), nor to the Knowledge of Caroderm and each Shareholder is there a reasonable basis for any such claim; (b) challenging the validity or enforceability of the patent(s) licensed to Caroderm under the Caroderm Patent License, nor to the Knowledge of Caroderm and each Shareholder is there a reasonable basis for any such claim; or (c) asserting or suggesting that any Person other than Caroderm has any rights within the scope of the rights granted to Caroderm under the Caroderm Patent License, nor to the Knowledge of Caroderm and each Shareholder is there a reasonable basis for any such claim.

4.16.4 No Violation. Except as set forth in Section 4.16.4 of the Disclosure Schedule, to the Knowledge of Caroderm and each Shareholder, no person is materially infringing, misappropriating, diluting, or otherwise violating any Caroderm Intellectual Property, including but not limited to practicing any technology, producing any products, or providing any services that misappropriate or otherwise infringe upon Caroderm’s rights under the Caroderm Patent License.

        4.17         Environmental Matters. (i) Caroderm is and has been in compliance with all applicable Environmental Laws; (ii) Caroderm is not subject to any liability under any Environmental Law; and (iii) Caroderm has not received any notice from any governmental body alleging that Caroderm is or may be in violation of, or liable under, any Environmental Law.

        4.18         Labor. There are no material labor disputes, employee grievances or disciplinary actions pending or, to the Knowledge of Caroderm or the Shareholders, threatened against or involving Caroderm or any of its present or former employees. Caroderm has complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours that are material to the business of Caroderm, and Caroderm is not engaged in any unfair labor practice and has no liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Caroderm or the Shareholders, threatened against or affecting Caroderm, and Caroderm has not experienced any material work stoppage or other labor difficulty since its incorporation. No collective bargaining agreement is binding on Caroderm. Neither Caroderm nor the Shareholders has any Knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to Caroderm’s employees.

        4.19         Insider Interests. Except as set forth in the Disclosure Schedule, (i) no shareholder or officer, director or employee of Caroderm has any interest (other than as a holder of Caroderm capital stock) in any material real property, personal property, technology or intellectual property rights used in or directly pertaining to Caroderm’s business, including, without limitation, inventions, patents, trademarks or trade names, or in any material agreement, contract, arrangement or obligation relating to Caroderm, its present or prospective business or its operations; (ii) there are no material agreements, understandings or proposed transactions between Caroderm and any of its officers, directors, shareholders or Affiliates; and (iii) Caroderm and its officers and directors have no material ownership or management interest in any entity that presently provides any material services, produces and/or sells any material products or product lines, or engages in any material activity that is the same, similar to or competitive with any activity or business in which Caroderm is now engaged.

        4.20         Full Disclosure. No information provided by Caroderm to Parent or Purchaser in this Agreement (including, but not limited to, the Financial Statements and all information in the Disclosure Schedule and the other exhibits hereto) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

ARTICLE V
ADDITIONAL AGREEMENTS

        5.1         Additional Agreements; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable on the part of such party, to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable date, including using its commercially reasonable best efforts to obtain all required consents, approvals, waivers, exemptions, amendments and authorizations, give all notices, and make or effect all filings, registrations, applications, designations and declarations; and each party shall cooperate fully with the other (including by providing any necessary information) with respect to the foregoing. Caroderm and Parent each will make commercially reasonable efforts to conduct its business so that its representations and warranties shall be true and correct at the Effective Time with the same force and effect as if such representations and warranties were made anew at and as of the Effective Time. In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other person is commenced which questions the validity or legality of the Merger or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit, or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement. Each party shall give prompt written notice to the other of (i) the occurrence or failure to occur of any event which occurrence or failure has caused or could reasonably be expected to cause any representation or warranty of Caroderm or Parent as the case may be, contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time or that will result in the failure to satisfy any of the conditions specified in Article V and (ii) any failure of Caroderm or Parent as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

        5.2         Publicity. Subject to compliance with applicable Laws, neither Caroderm nor Parent will, prior to the Effective Time, issue, or permit to be issued any press release or other announcement or public disclosure of matters related to this Agreement or the transactions contemplated hereby without the prior written consent of the other party, except as may be required by applicable Law, court process or by obligations pursuant to any applicable listing agreement of Parent. To the extent disclosure is required, the parties agree to consult with each other and give to each other the opportunity to review and comment on any such disclosure. Caroderm acknowledges and agrees that the disclosure of this Agreement and the transactions contemplated hereby by Parent (i) on a Form 8-K filed with the Securities and Exchange Commission at any time after the date hereof, or (ii) in a customary press release or on a customary analyst call, will not be violation of this Section 5.2. Parent and Purchaser agree that Caroderm may disclose matters related to this Agreement and the transactions contemplated hereby to Caroderm shareholders who shall not be under any confidentiality obligations in connection therewith.

        5.3         Releases; Lawsuit and Appeal.

                 5.3.1        Lawsuit and Appeal. Notwithstanding any other representation or warranty of Caroderm in this Agreement, and notwithstanding any other provision of this Agreement, Caroderm acknowledges that it is entering into this Agreement with full knowledge of the pending litigation between Caroderm and Affiliates of Parent, which is described as follows:

                (a)     On or about July 16, 2004, Caroderm filed a lawsuit against Nu Skin Enterprises, Inc. and Niksun Acquisition Corporation (collectively “Nu Skin”) in Third Judicial District Court of Salt Lake County, State of Utah, Case No. 040914826 (the “Lawsuit”) concerning a licensing dispute over certain technology licensed from the University.

                (b)     The Lawsuit concluded with a five-day trial, after which the Court entered Final Judgment in favor of Nu Skin on June 9, 2005, denying all claims brought by Caroderm and granting Nu Skin’s request for a declaratory judgment (“Judgment”), which was supported by detailed Findings of Fact and Conclusions of Law.

                (c)     On June 21, 2005, Caroderm filed a Notice of Appeal, appealing the Judgment, and on July 11, 2005, Caroderm filed its Docketing Statement in the Utah Court of Appeals, Appeal No. 20050559 (“Appeal”), which Appeal is currently pending.

                5.3.2          Caroderm Release. Except as set forth in this Agreement (including with respect to payment of, and liability for,legal fees and costs of Parent and Purchaser), Caroderm and the Shareholders hereby release and forever discharge Nu Skin, Parent, Purchaser, and their respective officers, directors, shareholders, representatives, employees, counsel, insurers, agents, assigns, and Affiliates from and against any and all claims (including those in law or equity), demands, rights, obligations, debts, expenses, liabilities, damages, including attorneys fees, defenses, or causes of action, whether or not alleged, recited, described, or currently asserted, whether known or unknown, suspected or unsuspected, fixed or contingent, which they have, may have, or could assert against the other, arising out of, concerning, or relating to the Lawsuit or the Appeal.

                 5.3.3         Parent Release. Except as otherwise set forth in this Agreement (including with respect to payment of, and liability for, legal fees and costs of Caroderm and the Shareholders), Parent and Purchaser hereby release and forever discharge Caroderm and its officers, directors, shareholders, representatives, employees, counsel, agents, assigns, and Affiliates from and against any and all claims (including those in law or equity), demands, rights, obligations, debts, expenses, liabilities, damages, including attorneys fees, defenses, or causes of action, whether or not alleged, recited, described, or currently asserted, whether known or unknown, suspected or unsuspected, fixed or contingent, which they have, may have, or could assert against the other, arising out of, concerning, or relating to the Lawsuit or the Appeal.

         5.4          Confidentiality; Non-competition. For a period of two (2) years from the date hereof, each of the Shareholders agrees that he shall not:

    (a)        disclose any information related to either of Caroderm’s or Nu Skin’s respective businesses, including, but not limited to, inventions, ideas, technical data, trade secrets, research, products, services, development, processes, designs, drawings, engineering, marketing, client or customer lists, vendor or supplier lists, finances and personnel information; or

    (b)        without the express prior written consent of Purchaser, directly or indirectly, own, manage, control or participate (including in a consulting, advisory or other similar role) in the ownership, management or control of, or be related or otherwise affiliated in any manner (including as an employee) with any business that (i) competes with the former business of Caroderm and (ii) utilizes the Raman technology that is the subject of the Caroderm Patent License.

Notwithstanding the foregoing, the Shareholders shall have no confidentiality obligations with respect to information that (i) was publicly known and made generally available in the public domain prior to the date hereof; (ii) becomes publicly known and made generally available after the date hereof through no action or inaction of any Shareholder; (iii) is obtained by a Shareholder from a third party without a breach of such third party’s obligations of confidentiality; or (iv) is required to be disclosed by applicable law.

        5.5          Acknowledgement of Shareholders. Each of the Shareholders agrees and acknowledges that the time limitation and the geographic scope on the restrictions in Section 5.4 are reasonable. The Shareholders also acknowledge and agree that the limitations in Section 5.4 are reasonably necessary for the protection of Purchaser and its Affiliates and that, through the transactions contemplated in this Agreement, the Shareholders will receive adequate consideration for any loss of opportunity associated therewith. In the event that any term, word, clause, phrase, provision, restriction, or section of Section 5.4 is more restrictive than permitted by the law of the jurisdiction in which Purchaser and/or its Affiliates seeks enforcement, the provisions of Section 5.4 will be limited but only to the extent that a judicial determination finds the same to be unreasonable or otherwise unenforceable. Notwithstanding any judicial determination that any term, word, clause, phrase, provision or restriction of Section 5.4 is not specifically enforceable, the parties intend that Purchaser and its Affiliates will nonetheless be entitled to recover monetary damages as a result of any breach thereof. Each of the Shareholders agrees that a breach by any of the Shareholders of Section 5.4 will cause irreparable injury to Purchaser and/or its Affiliates not adequately compensable in monetary damages alone or through other legal remedies. Therefore, in the event of a breach, Purchaser or its Affiliates shall be entitled to preliminary and permanent injunctive relief, specific performance, and other equitable relief, in addition to damages and all other available remedies.

ARTICLE VI
REQUIRED DELIVERIES IN CONNECTION WITH THIS AGREEMENT

        Required Deliveries in Connection with this Agreement. The parties, as applicable, shall deliver the following in connection with the execution of this Agreement:

6.1 Caroderm Approval. Caroderm shall have obtained a written consent of shareholders approving the Merger and all of the transactions contemplated by this Agreement from holders of at least ninety-six percent (96%) of the Caroderm Shares.

6.2 Opinion of Counsel for Caroderm. Parent shall have received the opinion letter of Blackburn & Stoll, counsel for Caroderm, dated the Closing Date, substantially in the form of Exhibit A.

6.3 Board Approval. Caroderm shall have obtained a written consent of its directors approving the Merger and all of the transactions contemplated by this Agreement.

6.4 Termination and Release Agreements. Each of the Shareholders shall have executed and delivered to Parent a Termination and Release Agreement, in the form attached as Exhibit B hereto.

6.5 Caroderm Certificates. Parent shall have received a certificate of the Secretary of Caroderm, in form and substance customary for transactions of the type contemplated hereby, as to the authenticity and effectiveness of the actions of Caroderm’s Board of Directors and holders of Caroderm Shares authorizing the Merger and the transactions contemplated by this Agreement. Parent shall have also received a certificate of the Chief Executive Officer of Caroderm, in form and substance customary for transactions of the type contemplated hereby, confirming that (i) the representations and warranties set forth in Article IV hereof, including, without limitation, the representations and warranties set forth in Section 4.5 above, are true and correct; and (ii) that, as of the Closing Date, Caroderm: (A) shall have satisfied all accrued or outstanding liabilities, including without limitation all fees and costs, legal and otherwise, related to the Merger, the Lawsuit and the Appeal, (B) has no accounts receivable, and (C) has never had revenues attributable to sales of services or products.

6.6 Capitalization Spreadsheet. Parent shall have received from Caroderm a spreadsheet (the “Spreadsheet”), attached as Exhibit C, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following true and correct factual information relating to holders of Caroderm Shares: (i) the names of all of Caroderm’s shareholders; and (ii) the number of Caroderm Shares held by such persons and the respective certificate numbers.

6.7 Termination of Agreements and Employee and Consulting Relationships. Caroderm shall terminate the employment of its sole employee immediately prior to the Effective Time. Caroderm shall terminate each consulting agreement to which it is a party prior to the Effective Time. The agreements set forth on Exhibit D hereto shall have been terminated as of the Effective Time (pursuant to the agreements set forth in Section 6.4 above).

6.8 Dismissal of Appeal. Caroderm shall prepare and deliver a Stipulated Dismissal of Appeal (“Dismissal”), dismissing the Appeal with prejudice. Such Dismissal shall be filed with the Utah Court of Appeals on the Closing Date.

6.9 Consent of University of Utah Research Foundation. The parties shall have received a written consent from the University acknowledging and agreeing that the transactions contemplated by this Agreement will not result in the termination, revocation or modification of any material provision or right under either of (i) the Caroderm Patent License., or (ii) that certain Amended and Restated Patent License Agreement between the University and Nutriscan, Inc. (such agreements collectively, the “License Agreements”).

6.10 Amended License Agreement. Parent (or an Affiliate of Parent) and the University shall have entered into a new patent license agreement, or an amendment(s) to the License Agreements (or, in the discretion of Parent, shall have agreed upon the form of such an agreement to be entered into following execution of this Agreement), the terms of which are agreeable to Parent in its sole discretion, related to the technology that is the subject of the License Agreements. Caroderm shall have paid to the University all unpaid license fees owing to the University pursuant to the Caroderm Patent License as of the Closing Date.

6.11 Tax Returns. Following the Closing, Purchaser shall cause the Surviving Corporation to file final, separate income Tax returns for Caroderm covering the period through the Closing Date, which Tax returns shall include any taxable income earned through and including the Closing Date. Prior to filing such returns, Purchaser shall provide copies of the returns to Sellers for their review and comment. All such returns shall be prepared in a manner consistent with Caroderm’s historic Tax reporting practices. To the extent provided in Section 7.3.2.1(iii) below, the Shareholders shall indemnify Purchaser for any Taxes shown as due on such returns.

ARTICLE VII
TERMINATION AND WAIVER; INDEMNIFICATION

        7.1         Fees and Expenses. All fees and expenses incurred in connection with the transactions contemplated hereby will be paid by the party incurring such expenses.

        7.2         Waiver. At any time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) except as prohibited by law, waive compliance with any of the agreements or conditions contained herein that are for the benefit of such party or its shareholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

        7.3         Indemnification.

7.3.1 Survival of Representations and Warranties. All of the representations and warranties of Caroderm and Parent contained in this Agreement shall survive the Closing and continue in full force and effect until two years following the Closing Date (the “Survival Period”).

         7.3.2         Indemnification Provisions for Benefit of Parent.

7.3.2.1 Subject to the limitations set forth in this Article VII, from and after the Closing, the Parent, Purchaser, the Surviving Corporation, their officers, directors and Affiliates (including each of the successors, assigns and agents of the foregoing) (the “Parent Indemnified Parties”) shall be indemnified and held harmless from and against, and shall be reimbursed solely through the Holdback for the following liabilities and Losses (the “Indemnified Losses”):

(i)	any and all Losses arising out of any inaccuracy or misrepresentation in, or breach of, any representation or warranty made by Caroderm or the Shareholders in this Agreement, together with the Disclosure Schedules, or in any document delivered in connection with Agreement by Caroderm or the Shareholders;

(ii)	any and all Losses arising out of any failure by Caroderm or the Shareholders to perform or comply, in whole or in part, with any covenant or agreement in this Agreement;

(iii)	all liability for Taxes of Caroderm (including, without limitation, any and all liability associated with the matter disclosed in Section 4.5.1 of the Disclosure Schedule) assessed during or attributable to any taxable period ending on or prior to the Closing Date (and for any taxable period beginning before the Closing Date and ending after the Closing Date, the portion ending at the end of the Closing Date) to the extent such Taxes exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth as a current liability on the face of the Most Recent Balance Sheet (rather than in any notes thereto);

(iv)	any Loss resulting from a claim, demand, cause of action, suit, proceeding, hearing or investigation by any person or entity relating to Caroderm’s operations on or before the Closing Date (including, without limitation, any and all actions relating to the issuance of shares of capital stock of Caroderm, the approval of the transactions contemplated by this Agreement, or the matters identified on Schedule 4.7 of the Disclosure Schedule); and

(v)	any expenses of Caroderm incurred in connection with the transactions contemplated hereby;

provided, however, that Parent Indemnified Parties shall not have any right to be indemnified from and against any losses resulting from, arising out of, relating to, in the nature of, or caused by any of the matters set forth in Section 7.3.2.1 (i) – (v) until the Parent Indemnified Parties have suffered, in the aggregate, Losses by reason of all such breaches in excess of the Threshold (at which point Parent Indemnified Parties will be entitled to indemnification as described above in this Section 7.3.2.1, including the first $25,000 of such Losses); and

                provided further, that in no event shall the aggregate amount paid to the Parent Indemnified Parties exceed the Holdback.

7.3.2.2 The Parent Indemnified Parties shall be indemnified through the portion of the Merger Consideration constituting the Holdback. A Parent Indemnified Party shall not be entitled to be reimbursed with respect to any claims made by the Parent Indemnified Party after the expiration of the Survival Period. To claim indemnification through the Holdback, Parent must reasonably believe in good faith that there are potential Indemnified Losses that are likely to result in actual Indemnified Losses provide notice to the Representative (the “Claim Notice”) setting forth the estimated amount of such potential Indemnified Losses (the “Reserve Amount”) and the facts and circumstances on which such Reserve Amount is based. The Representative may dispute any Reserve Amount contained in the Claim Notice provided, however, that the Representative shall have notified Parent in writing of each disputed item, specifying the amount thereof in dispute, the calculation of the disputed amount and setting forth, in reasonable detail, the basis for such dispute, within 30 calendar days of the Representative’s receipt of the Claim Notice. The Representative shall be deemed to have agreed with all other items and amounts contained in the Claim Notice. In the event of such a dispute, Parent and the Representative shall attempt in good faith to reconcile their differences. If Parent and the Representative are unable to reach a resolution within 30 calendar days after receipt by Parent of the Representative’s written notice of dispute,

Parent and the Representative shall submit the items remaining in dispute for resolution under Section 7.3.4.

7.3.3 Indemnity Holdback. The “Holdback” shall consist of Two Million Dollars ($2,000,000) of the Merger Consideration to be withheld by the Parent at the Closing and, to the extent all or any portion of the Holdback becomes payable to the Caroderm shareholders pursuant to the provisions of this Section 7.3.3, shall be paid to the Caroderm shareholders, on a pro rata basis, as an element of the Merger Consideration. Nothing contained in this Agreement shall be construed to limit any rights of the Parent Indemnified Parties for full indemnification or otherwise against any Caroderm shareholder severally with respect to the failure of such Caroderm shareholder to have good, valid and marketable title to any Caroderm Shares held by holder as represented herein, free and clear of all Liens or to have the full right, capacity and authority to vote all of such Caroderm Shares in favor of the Merger and any other transaction contemplated by this Agreement; provided that in no event shall any Caroderm shareholder have liability to the Parent Indemnified Parties for Losses in excess of the Merger Consideration payable to such Caroderm shareholder. On expiration of one year from the date hereof, One Million Dollars ($1,000,000) of the Holdback less any (i) amounts used to compensate a Parent Indemnified Party as provided in this Article VII and (ii) amounts constituting a Reserve Amount at such time, shall be distributed to the Caroderm shareholders, pro rata in proportion to the amount each was entitled to receive of the Merger Consideration. On expiration of the Survival Period, all remaining amounts in the Holdback that have not been used to compensate a Parent Indemnified Party as provided in this Article VII or which do not constitute a Reserve Amount, shall be distributed to the Caroderm shareholders, pro rata in proportion to the amount each was entitled to receive of the Merger Consideration. Notwithstanding the foregoing, if, prior to the first anniversary of the Closing Date, the Shareholders shall have delivered to Purchaser from each of the holders of Caroderm Shares a consent to the Merger (in the form delivered by the Shareholders to Purchaser in connection with the approval of the Merger), then, on the first anniversary of the Closing Date, the entire Holdback, less any (i) amounts used to compensate a Parent Indemnified Party as provided in this Article VII and (ii) amounts constituting a Reserve Amount at such time, shall be distributed to the Caroderm shareholders. On resolution of the claim underlying any Reserve Amount or on expiration of Survival Period without a formal proceeding having been filed against the Parent Indemnified Parties with respect to the underlying claim, any Reserve Amounts shall be distributed to the shareholders of Caroderm in the same proportion as set forth above. On any distribution from the Holdback, interest or other earnings accrued on the Holdback amount shall be allocated between Parent and the shareholders of Caroderm based on the respective portions of the Holdback amount otherwise received by them pursuant to this section. Notwithstanding the foregoing, any two or more Caroderm shareholders may agree to allocate as between themselves any payments to be received by such shareholders from Parent and Parent shall make payment according to such allocation if Parent is instructed to do so in a writing signed by the Caroderm shareholders in question.

         7.3.4         Procedure for Indemnification.

7.3.4.1 A Parent Indemnified Party shall give a Claim Notice of any claim for indemnification under this Article VII (a “Claim”) to the Representative, on behalf of the indemnifying parties, reasonably promptly after the assertion against a Parent Indemnified Party of any claim by a third party (a “Third Party Claim”) or, if such Claim is not in respect of a Third Party Claim, reasonably promptly after the discovery of facts on which the Parent Indemnified Party intends to base a Claim for indemnification pursuant to Article VII; provided, however, that the failure or delay to so notify the Representative shall not relieve the indemnifying party of any obligation or liability that the indemnifying party may have to the Parent Indemnified Party except to the extent that the Representative demonstrates that the indemnifying parties’ ability to defend or resolve such Claim is adversely affected thereby. Any such Claim Notice shall describe the facts and circumstances on which the asserted Claim for indemnification is based and shall specify how such Parent Indemnified Party intends to recover such funds pursuant to this Agreement and the basis for the determination of the amount which the Parent Indemnified Party intends to recover.

7.3.4.2 If, within 30 days of the receipt by the Representative of a Claim Notice, the Representative contests in writing to the Parent Indemnified Party that Losses identified in such Claim Notice constitute indemnifiable Claims (the “Representative Notice”), then the Parent Indemnified Party and the Representative, acting in good faith, shall attempt to reach agreement with respect to the contested portions of such Claims. Unless a Claim is contested within such 30-day period, the Parent Indemnified Party shall, subject to the other terms of this Article VII, be paid the amount of the Losses related to such Claim or the uncontested portion thereof. The Representative shall not object to any Claim unless (i) it believes in good faith that the Parent Indemnified Party is not entitled to be indemnified with respect to the Losses specified therein, or (ii) it lacks sufficient information to assess the validity or amount of the Claim. If the Representative objects to a Claim on the basis that it lacks sufficient information, it shall promptly request from the Parent Indemnified Party any additional information reasonably necessary for it to assess such Claim and the Parent Indemnified Party shall, to the extent the Parent Indemnified Party reasonably can, provide additional information reasonably requested. Upon receipt of such additional information, the Representative shall review it as soon as reasonably practicable and notify the Parent Indemnified Party of any withdrawal or modification of the objection. If the Parent Indemnified Party and the Representative are unable to reach agreement with respect to any contested Claims within 45 days of the delivery of the Representative Notice, the matter shall be settled by binding arbitration in Salt Lake City, Utah as set forth below. All claims shall be settled in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the “AAA Rules”). The Representative and the Parent Indemnified Party shall each designate one arbitrator within 15 days after the termination of such 45-day period. The Representative and the Parent Indemnified Party shall cause such designated arbitrators mutually to agree upon and designate a third arbitrator; provided, however, that (i) failing such agreement within 70 days of delivery of the Representative Notice, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either the Representative or the Parent Indemnified Party fails to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. The fees and expenses of the arbitrators shall be paid one-half by the Parent and one-half by the shareholders of Caroderm (from the Holdback amounts or otherwise). The Representative and the Parent Indemnified Party shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within 30 days after the appointment of the last arbitrator. The final decision of the majority of the arbitrators shall be furnished to the Representative and the Parent Indemnified Party in writing and shall constitute the conclusive determination of the issue in question binding upon the Representative, the shareholders of Caroderm, and the Parent Indemnified Party, and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators’ decision.

7.3.4.3 The indemnifying party will have the right to defend the Parent Indemnified Party against the Third Party Claim at the indemnifying party’s sole expense with counsel of its choice reasonably satisfactory to the Parent Indemnified Party so long as the indemnifying party conducts the defense of the Third Party Claim actively and diligently; provided, however, that, notwithstanding the foregoing, Parent may elect to assume the defense and handle any such Third Party Claim if it determines in good faith that the resolution of such Third Party Claim could result in a material adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of Parent; and provided further that the indemnifying person is also a person against whom the Third Party Claim is made and the Parent Indemnified Party determines in good faith that joint representation would be inappropriate). The Parent Indemnified Party may retain separate co-counsel and participate in the defense of the Third Party Claim which shall be at the Parent Indemnified Party’s sole cost and expense so long as the indemnifying party conducts the defense of the Third Party Claim actively and diligently. The Parent Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the indemnifying party, and the indemnifying party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Parent Indemnified Party which consent shall not be unreasonably withheld.

7.3.5 Indemnification Provision for Benefit of the Caroderm shareholders. In the event Parent breaches any of its covenants, representations and warranties contained in this Agreement, provided that any of the shareholders of Caroderm or the Representative makes a written claim for indemnification against Parent (in the same manner as provided for with respect to a Parent Indemnified Party) within the Survival Period (or any time on or before the date that is thirty (30) months following the Closing Date if the covenant in question relates to the non-payment of the Merger Consideration), then Parent agrees to indemnify each of the shareholders of Caroderm and any director, officer, representative or agent thereof (the “Caroderm Indemnified Parties”) from and against any Losses (including, with respect to payment of, and liability for, attorneys; fees and costs of the Caroderm Indemnified Parties) the Caroderm Indemnified Parties may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to or caused by the breach; provided however that Parent shall not have any obligation to indemnify the Caroderm Indemnified Parties from and against any losses resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty until the Caroderm Indemnified Parties have suffered, in the aggregate, Losses by reason of all such breaches in excess of the Threshold (at which point Parent will be obligated to indemnify the Caroderm Indemnified Parties from and against all such Losses, including the first $25,000 of such Losses); provided however, that in no event shall the aggregate amount paid to the Caroderm Indemnified Parties exceed Two Million Dollars ($2,000,000) plus the amount of all attorneys’ fees and related costs actually incurred by the Caroderm Indemnified Parties prevailing in an action to enforce any obligation or covenant hereunder. Any notice to be delivered pursuant to this Section by any Caroderm Indemnified Party may be delivered by the Representative on behalf of such Caroderm Indemnified Party. The procedures set forth in Section 7.3.4 shall be fully applicable with respect to claims by a Caroderm Indemnified Party or the Representative, subject to appropriate changes to properly denominate the correct parties.

7.3.6 Cooperation. If requested by the indemnifying party, the indemnified party shall, at the expense of the indemnifying party, reasonably cooperate in the defense or prosecution of any suit, action, claim, proceeding or investigation for which such indemnifying party is being called upon to indemnify the indemnified party pursuant to this Section, and the indemnified party shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith and, if appropriate, the indemnified party shall make any reasonable counterclaim against the party asserting such suit, action, claim, proceeding or investigation or any reasonably cross-complaint against any person in connection therewith and the indemnified party further agrees to take such other actions as it deems reasonable pursuant to any request by an indemnifying party to reduce or eliminate any Losses for which the indemnifying party would have responsibility. Without limiting the foregoing, Caroderm and the Shareholders agree that each will cooperate fully in the dismissal of the Appeal, by, among other things, filing any documents reasonably necessary related to the termination of the litigation between Caroderm and Nu Skin.

7.3.7 Sole Remedy. This Section 7.3 constitutes the sole remedy any Party may have with respect to any breach of the representations, warranties and covenants contained in this Agreement, except as specifically provided in Section 8.3.

7.3.8 Caroderm Representative. E. Dallin Bagley (or such other person or entity that shall be designated by E. Dallin Bagley) shall serve as the representative of Caroderm and/or the Caroderm shareholders with respect to any matters arising pursuant to this Section 7 (the “Representative”). The Representative is hereby fully authorized with respect to the Holdback to: (i) receive all notices or other documents given or to be given by Parent under this Agreement; (ii) receive and accept service of legal process in connection with any claim or other proceeding arising under this Agreement; (iii) undertake, compromise, defend and settle any such suit or proceeding; (iv) engage special counsel, accountants and other advisors and incur such other expenses in connection with any matter arising under this Agreement as the Representative deems appropriate; (v) take such other action as the Representative may deem appropriate, including without limitation, (A) taking any actions required or permitted under this Agreement to protect or enforce the Caroderm shareholders’ rights, and (B) all such other matters as the Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement.

ARTICLE VIII
GENERAL PROVISIONS

        8.1         Notices. No notice or other communication shall be deemed given unless sent in any of the manners, and to the attention of the persons, specified in this Section 8.1. All notices and other communications hereunder shall be in writing and shall be deemed given or delivered to any party (i) upon delivery to the address of such party specified below if delivered personally, (ii) one business day after being sent by reputable overnight courier (charges prepaid) or (iii) five business days after being sent by registered or certified mail (return receipt requested), in any case to the parties at the following addresses or telecopy numbers (followed promptly by personal, courier or certified or registered mail delivery) (or at such other addresses for a party as will be specified by like notice):

To Caroderm and the Caroderm Representative:

Caroderm, Inc.
2350 Oakhill Drive
Holladay, Utah 84121
Fax No.: (801) 274-8009
Attn.: E. Dallin Bagley

with a copy to:

Blackburn & Stoll
257 East 200 South, Suite 800
Salt Lake City, Utah 84111
Fax No.: (801) 578-3552
Attn: Eric L. Robinson

To Parent and Purchaser:

Nu Skin International, Inc.
75 West Center Street
8th Floor
Provo, Utah 84601
Fax No.: (801) 345-3899
Attn.: D. Matthew Dorny

with a copy to:

Parr Waddoups Brown Gee & Loveless
185 South State Street, Suite 1300
Salt Lake City, Utah 84111
Fax No.: (801) 532-7750
Attn.: Brian G. Lloyd

        8.2         VENUE. EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN UTAH IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH PARTY ALSO AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 8.1. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR IN EQUITY.

        8.3         Specific Performance and Other Remedies. The parties hereto acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character, and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. The parties agree, therefore, that in the event that any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief. The prevailing party in any such proceeding shall be entitled to reimbursement for all its costs and expenses (including reasonable attorneys fees) relating to such proceeding from the non-prevailing party.

        8.4         Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        8.5         Miscellaneous. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement between the parties hereto in respect of the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to such subject matter, (ii) is not intended to confer upon any other person any rights or remedies hereunder, (iii) shall be governed in all respects, including validity, interpretation and effect, by the internal law, not the law of conflicts, of the State of Utah and (iv) may not be amended, modified or supplemented except by written agreement of the parties hereto. This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which together shall constitute but a single agreement.

        8.6         Assignment. This Agreement (including the documents and instruments referred to herein) may not be assigned by any party. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns, and any reference to a party hereto shall also be a reference to a permitted successor or assign.

        8.7         Language. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

        8.8         Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law, which renders any such provision prohibited or unenforceable in any respect.

ARTICLE IX
DEFINITIONS

As used in the Agreement, the terms below shall have the meanings set forth below.

“AAA Rules” is defined in Section 7.3.4.2.

“Affiliate” means any person (i) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, an other person, (ii) that directly or beneficially owns or holds ten percent (10%) or more of any equity interest in the other person or (iii) ten percent (10%) or more of whose voting stock is owned directly or beneficially or held by the other person.

“Appeal” is defined in Section 5.3.1.

“Articles of Merger” is defined in Section 1.3.

“Benefit Plans” is defined in Section 4.9.1.

“Caroderm” is defined in the first page hereof.

“Caroderm Indemnified Parties” is defined in Section 7.3.5.

“Caroderm Patent License” is defined in Section 4.16.2

“Caroderm Shares” is defined in Section 1.7.1.

“Caroderm Stock Certificate” is defined in Section 2.1.

“Claim” is defined in Section 7.3.4.1.

“Claim Notice” is defined in Section 7.3.2.2.

“Closing” is defined in Section 1.2.

“Closing Date” is defined in Section 1.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Constituent Corporations” is defined in Section 1.1.

“Disclosure Schedule” means the schedule delivered by Caroderm and the Shareholders to Parent simultaneously with the execution and delivery of this Agreement.

“Dismissal” is defined in Section 6.7.

“Dissenting Shares” is defined in Section 2.4.

“Effective Time” is defined in Section 1.3.

“Environmental Law” means any and all existing federal, international, state or local statutes, laws, regulations, ordinances, orders, policies, or decrees and the like, relating to public health or safety, pollution or protection of human health or the environment, including natural resources, including but not limited to the Clean Air Act, 42 U.S.C. 7401 et seq., the Clean Water Act, 33 U.S.C. 1251 et seq., the Resource Conservation Recovery Act (“RCRA”), 42 U.S.C. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., and the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq. and any similar or implementing state or local law, or any common law, which governs: (i) the existence, clean-up, removal and/or remedy of contamination or threat of contamination on or about real property; (ii) the emission, discharge or release, of hazardous materials or contaminants into the environment; (iii) the control of hazardous materials or contaminants; or (iv) the use, generation, transport, treatment, storage, disposal, removal, recycling, handling or recovery of hazardous materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

“Financial Statements” is defined in Section 4.5.1.

“GAAP” means the United States generally accepted accounting principles, as consistently applied.

“Governmental Entities” means, collectively, any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any state, county, city or other political subdivision.

“Holdback” is defined in Section 7.3.3.

“Indemnified Losses” is defined in Section 7.3.2.1.

“Intellectual Property” is defined in Section 4.16.

“Judgment” is defined in Section 5.3.1.

“Knowledge” means the actual knowledge of the officers and directors of a party or the knowledge that such officer or director would reasonably be expected to have or obtain through the due performance of their duties; provided that the Knowledge of prior officers and directors of acquired entities shall not be attributed to the current officers and directors under this definition.

“Laws” means, collectively, any domestic (federal, state, or local) or foreign law, statute, ordinance, rule, regulation, judgment, decree, order, writ, permit or license of any Governmental Entity.

“Lawsuit” is defined in Section 5.3.1.

“License Agreements” is defined in Section 6.8.

“Liens” means all mortgages, liens, pledges, claims, charges, security interests or other encumbrances.

“Losses” shall mean all damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities (whether liquidated or accrued), obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses including, but not limited to, those arising from or relating to actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees and rulings including, without limitation, with respect to attorneys fees and other costs and expenses incurred in connection with the enforcement of this Agreement. Losses shall be computed net of (i) any insurance proceeds actually received from insurance maintained by the Indemnified Party or any third party (without consideration of deductibles) for the event or occurrence giving rise to the Losses, and (ii) any amounts actually received from any third parties based on claims related to the event or occurrence giving rise to the Losses that the Indemnified Party has against such third parties which reduce the Losses that would otherwise be sustained.

“Marks” is defined in Section 4.16.1.

“Material Adverse Effect” means any change, effect, occurrence or state of facts that is materially adverse to the business, financial condition, operations or results of operations of a person and its Subsidiaries, taken as a whole; provided, however, that the following are excluded from the definition of “Material Adverse Effect” and from the determination of whether such a Material Adverse Effect has occurred: (i) changes in Laws (including without limitation, common law, rules and regulations or the interpretation thereof) or applicable accounting regulations and principles; or (ii) any change in the relationship of a person and its Subsidiaries with their respective employees, customers and suppliers, which change results directly from the announcement, pendency, or consummation of the transactions and actions contemplated in this Agreement.

“Material Contracts” is defined in Section 4.14.

“Merger” is defined in the Section 1.1.

“Merger Consideration” is defined in Section 1.7.1.

“Most Recent Balance Sheet” is defined in Section 4.5.1.

“Nu Skin” is defined in Section 5.3.1.

“Organizational Documents” means the articles or certificate of incorporation, articles or certificate of formation, bylaws, operating agreement, limited liability company agreement or other similar formation and/or governing documents.

“Parent” is defined in the first page hereof.

“Parent Indemnified Parties” is defined in Section 7.3.2.1.

“Patents” is defined in Section 4.16.1.

“Per Share Merger Consideration” is defined in Section 1.7.1.

“Permits” is defined in Section 4.12.

“person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization.

“Purchaser” is defined in the first page hereof.

“Representative” is defined in Section 7.3.8.

“Representative Notice” is defined in Section 7.3.4.2.

“Reserve Amount” is defined in Section 7.3.2.2.

“Reserve Amount Notice” is defined in Section 7.3.2.2.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

“Spreadsheet” is defined in Section 6.5.

“Subsidiary” means an entity that is controlled either directly or indirectly by the person or in which the person directly or indirectly owns or controls more than fifty percent of its equity.

“Survival Period” is defined in Section 7.3.1.

“Surviving Corporation” is defined in Section 1.1.

“Taxes” means (i) all federal, state, county, local, foreign and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, license, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, payroll, stamp, occupation, withholding, employment, unemployment, disability, social security, real property, personal property, transfer import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax and penalties with respect thereto, whether disputed or not and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (iii) as a result of being (A) a “transferee” within the meaning of Section 6901 of the Code (or any other applicable law) of another person, (B) a member of an affiliated, consolidated, unitary or combined group for any period, or otherwise by operation of law, or (C) pursuant to a tax sharing, tax allocation, or tax indemnity agreement.

“Third Party Claim” is defined in Section 7.3.4.1.

“Threshold” shall mean Twenty Five Thousand Dollars ($25,000).

“University” is defined in Section 4.16.2.

“Utah Act” is defined in Section 1.1.

“Utah Division” is defined in Section 1.3.

[remainder of page intentionally left blank; signature page follows]

        IN WITNESS WHEREOF, Parent, Purchaser, Caroderm and the Shareholders have caused this Agreement to be signed as of the date first written above by their respective officers or representatives thereunto duly authorized.

PARENT:

Nu Skin International, Inc.

By:    /s/ Ritch N. Wood
Name: Ritch N. Wood
Title: CFO

PURCHASER:

Pharmanex License Acquisition Corporation

By:    /s/ Ritch N. Wood
Name: Ritch N. Wood
Title: Vice President

CARODERM:

Caroderm, Inc.

By:     /s/ Dallin Bagley
Name: Dallin Bagley
Title: President

SHAREHOLDERS:

/s/ E. Dallin Bagley
E. Dallin Bagley

/s/ Werner Gellermann
Werner Gellermann

/s/ Paul S. Bernstein
Paul S. Bernstein